Exhibit 99.1

Transcript of Patrick Byrne Interview Aired on Fox Business on December 31, 2010 and January 1, 2011

David: We start with the market its and the economy and with a man who knows the markets from the grounded level right up to the top. The founder and CEO of Overstock.com, our friend Patrick Byrne.  Patrick, great to see you. Merry Christmas, happy New Year.

Patrick: Happy new year’s David. Good to be on, thanks.

David: So what is the Christmas season telling you so far about how 2011 might perform?

Patrick: Well, it’s telling, it’s sending some clear signals to us. This is just regarding Overstock shopping. December was quite a bit softer than we had expected. It’s been okay and we’re in line with industry growth but in particular what it just got soft — I think it happened across a lot of other players in the industry. Maybe not the biggest ones but that’s a common experience is what I’m hearing that December was softer than people expected. Retailers were discounting. i think that what’s going on is the affluent people are coming back and shopping. That’s what we see in our customer segmentation but middle-class people are still filling a pinch and still being conservative

David: And of course we are a middle-class economy. I mean, it is the middle-class that decides for the whole country the way the economy is going to go. Is there a correlation by the way between how the Christmas sales do and how the following year does?

Patrick: there often is. There often is and you get some momentum coming through Christmas, you acquire a bunch of new customers and if you do that successfully it gives you some good momentum into January, and so there is a correlation.

David: Overall you’re saying the middle class is not spending particularly that much more. Is it spending less than it did last Christmas?

Patrick: No, for us I mean we’re growing, we’re growing, and you know, well, we haven’t announced our numbers yet, but it is healthy growth compared to the retail industry in general. But, so it isn’t that they’re shrinking, although I do think in some brick and mortar stores what is I— from the data we saw, they’re actually going to be reporting down negative growth for year on year December sales

David: But at least you don’t have to worry about taxes going up in the New Year.

Patrick: Well, ha-ha that’s uh yeah, I think we probably agree with the whole tax system in America needs to be structured. I think we’re rearranging deck chairs on the Titanic, and we just need to overhaul it, not this tinkering at the edges.

David: But can you sort of leave what’s going on in Washington behind you? Is this one year where you don’t necessarily have to worry as much as the past couple years about what the folks inside the beltway are doing?

Patrick: I think the folks inside the beltway are in the business of gobbling up the liberties of America. Gobbling up your choices, your freedoms, and you always have to be worried about them. We always have to be figure out ways to limit them. We had something called the constitution, unfortunately a lot of that’s been shredded. But we have got to think of ways to keep the folks from within the beltway of gobbling up the liberties of the rest of us.

David: But we do have something called an election and we had one in November that changed very markedly the composition of congress so I’m just wondering if you think the balance of powers are such now you’ve got the republican house and the democratic senate and White House, so they might take care of themselves. You don’t have to worry at least about taxes going up and maybe the Republicans will push back on regulations.

Patrick: Yeah I think it’s — I think that’s a good point. There certainly was a deep shift in this election. it’s enough that I think they have — I think the folks in favor of limited government have enough juice now to stop further really dumb things from being done but remains to be seen if they have enough juice to actually do some smart things that need to be done.

David: What is the best and worst that can happen? What is the best? I mean, you say sales are not what you expected them to be. They’re slowing down in some industries like yours but what’s the best and what’s the worst that could happen in 2011?

Patrick: Well, I think the best is that what we’re experiencing is the new normal that where we are, and I don’t mean to be overly neg—, I mean for example, I can say we’re over 10% growth for Q4. That’s nothing to sneeze at, it’s just not—. The best that can happen is I think that this becomes the new normal this sort of sluggish economy is the new normal and people can adjust to it and become conservative and save and so forth and the worst that can happen is what happened a month or so ago in the German government bond auction a failure of the auction happens in the U.S. and if we don’t get our fiscal house in order that will happen. And once a U.S. treasure auction fails, civilization as we know it around the globe is built on U.S. treasury instruments and when an auction fails, the prices will crash, interest rates go up, and if interest rates go up we go into a double-dip recession. So, the best thing that that can of that happens and we just sort of putter along where we are and Americans get financially conservative.

David: At least it’s growth. It is better than the alternative, right?

Patrick: Yeah, I mean, there are some economists I admire, like Rabini is saying sort of I think 2 and a half percent growth in this year but there’s an overhang in real estate and there’s sectors of the economy that are still i think in some jeopardy.

David: Patrick Byrne the founder and CEO of Overstock.com. A man I am happy to call my friend. Thank you, Patrick. Good to see you. Appreciate it.

Patrick: David thanks for having me on, sir.

David: Happy New Year.